UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number:  1-14953
                                                                        --------

                                      UICI
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             (Exact name of registrant as specified in its charter)

                             9151 GRAPEVINE HIGHWAY
                         NORTH RICHLAND HILLS, TX 76180
                                 (817) 255-5200
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                CLASS A-1 COMMON STOCK, PAR VALUE $0.01 PER SHARE
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            (Title of each class of securities covered by this Form)

                CLASS A-2 COMMON STOCK, PAR VALUE $0.01 PER SHARE
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(l)(i)           [X]        Rule 12h-3(b)(l)(i)             [   ]
Rule 12g-4(a)(l)(ii)          [   ]      Rule 12h-3(b)(1)(ii)            [   ]
Rule 12g-4(a)(2)(i)           [   ]      Rule 12h-3(b)(2)(i)             [   ]
Rule 12g-4(a)(2)(ii)          [   ]      Rule 12h-3(b)(2)(ii)            [   ]
                                         Rule 15d-6                      [   ]

Approximate number of holders of record as of the certification or notice date:

                               Class A-1 Common Stock:  22  holders of record
                                                       ____

Pursuant to the requirements of the Securities Exchange Act of 1934, UICI has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: April 5, 2006
                                           UICI

                                           By: /s/ Glenn W. Reed
                                             ----------------------------
                                                Name:    Glenn W. Reed
                                                Title:   Executive Vice
                                                         President and
                                                         General Counsel